EXHIBIT 10.25

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made between Caraco Pharmaceutical Laboratories Limited (“Company”) and Daniel Movens (“Executive”), as follows:

1.           Resignation from Employment.  Effective July 28, 2009 (the “Separation Date”), Executive resigns voluntarily from employment as the Chief Executive Officer of Company and from all positions with Company and its affiliates including without limitation as a director of Company.  This Agreement without more shall evidence such resignations.  Executive will be paid Executive’s salary and receive all benefits through the Separation Date.  Executive will be paid for Executive’s accrued but unused vacation days in accordance with Company policy.  Except as set forth in this Agreement, all compensation and benefits from the Company shall terminate on the Separation Date.

2.           Separation Payment.  Executive will be paid, as a separation payment, the sum of Eight Hundred Seventy Thousand, Six Hundred and Twenty-One Dollars ($870,621), an amount equal to one and a half (1.5) times the highest annual base and one and a half (1.5) times the last earned bonus of Executive, less applicable withholding (“Separation Payment”).  The Separation Payment shall be paid in a lump sum after Executive signs and returns this Agreement and the seven (7) day revocation period in Section 14(c) expires without revocation.  The Separation Payment shall be increased if necessary by an amount representing a gross-up of any federal, state and local income tax liability arising from any amounts payable to Executive under this Agreement which are considered to be a “parachute payment” under Internal Revenue Code Section 280G and the regulations promulgated thereunder.

3.           Continuation of Health, Vision and Dental Insurance.  For twelve (12) months after the Separation Date, (a) Company shall pay and provide Executive with health insurance coverage and (b) Company shall provide vision and dental insurance to Executive with the premiums for vision and dental insurance to be paid by Executive.

4.           Stock Options and Stock Grants.  All stock options and stock grants from Company to Executive shall immediately vest, to the extent not previously vested, and the rights of Executive regarding such stock options and stock grants shall be as set forth in the respective plans and agreements governing them.

5.           Release of All Claims.  In consideration for the Separation Payment and except for the performance of this Agreement, Executive, for Executive and any person or representative claiming through Executive, releases and forever discharges the Company, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors and assigns, and their past and present shareholders, members, directors, officers, employees, agents, attorneys, benefit plans and plan administrators, sureties and insurers (collectively “Releasees”) from and against any and all claims, liabilities, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising from the beginning of time to the date of this Agreement, including without limitation those relating directly or indirectly to Executive’s employment with the Company and all claims for personal injury, defamation, breach of contract, wrongful discharge, violation of due process or civil rights and violation of any federal, state or local statute, law or ordinance and the common law, including without limitation violation of the Employee Retirement Income Security Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Act, the Michigan Wage and Fringe Benefits Act, the Michigan Whistleblower’s Protection Act, and/or any federal, state or local law regarding discrimination. Notwithstanding this Agreement, Company acknowledges that Executive is not releasing Executive’s 401(k) plan balance and rights to continue health, vision or dental insurance under COBRA.

It is understood and agreed that except for the exceptions set forth in this Agreement, this is a full and final release in complete settlement of all claims and rights of every nature and kind whatsoever which Executive has or may have against the Company and other Releasees.  Executive acknowledges that Executive does not have any personal injuries and/or disabilities related to Executive’s employment with the Company.

Executive agrees that Executive will never make any claim or demand against the Company and/or other Releasees as to any matter released under this Agreement, including without limitation the filing of a lawsuit in any state or federal court or, to the full extent authorized by law, the filing of a claim with any governmental agency provided, however, that the foregoing does not (a) impose any limitation adversely affecting Executive’s right to challenge the validity of this Agreement or (b) affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, Executive agrees not to seek or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom.  Executive agrees that in the event that he makes such claim or demand in violation of this paragraph, (a) this Agreement shall serve as a full and complete defense, and (b) Executive shall be responsible to pay Company’s/Releasees’ attorney fees and costs to the full extent authorized by law.

6.           Confidential Information and Non-Competition.  Executive and Company executed an Employment Agreement effective May 2, 2005 (the “Employment Agreement”).  Section 8 of the Employment Agreement and the Confidentiality and Non-Competition Agreement previously executed by Executive shall remain in full force and effect and be fully complied with by Executive.

7.           No Negative Comments or Interference.  Except as otherwise required by law provided in which case,  Executive provides Company as promptly as possible with prior written notice of any such disclosure,: (a) Executive and Company shall not disparage, criticize or make negative comments about the other party, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors ,their directors, officers, employees, products or services, (b) Executive and Company shall not take any action having the effect of damaging the business reputation of the other party, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors (c) Executive shall not take any action interfering with or adversely affecting Company’s and those of, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors' relationships with its employees, customers or vendors, or (d) Executive shall not contact any of Company’s, its predecessors', parent company's, subsidiaries' and affiliated organizations', joint ventures', successors' customers for any purpose related to Executive’s employment with Company.  Executive agrees that Executive will not directly or indirectly induce any employee of the Company, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors to engage in any activities prohibited to Executive under this Agreement or to terminate the employee’s employment with the Company, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors.  The foregoing is not intended to extend the prohibition on Executive’s direct or indirect solicitation of customers of the Company for business in competition with the Company or of employees of the Company for employment for a period beyond two (2) years after the termination of Executive’s employment with the Company as set forth in the Confidentiality and Non-Competition Agreement.

8.            Confidentiality of Agreement.  Except as required by law provided in which case, Executive provides Company as promptly as possible with prior written notice of any such disclosure, Executive agrees to keep the terms of this Agreement confidential and to not disclose any such terms to anyone other than Executive’s spouse, attorney and financial consultant, and then only upon their agreement to keep such terms confidential for which Executive indemnifies Company. Executive may also disclose the terms of this Agreement to the Internal Revenue Service or a governmental agency as required for reporting purposes.  This Section 8 shall not prevent Executive from disclosing to prospective employers that he resigned from employment with Company.

9.             Injunctive Relief.  In addition to any other recovery allowed by law, Company shall be entitled to a temporary restraining order, preliminary and permanent injunctive relief and such other equitable relief as appropriate for any breach by Executive of Sections 6, 7, or 8.

10.           Return of Property.  By the close of business on the Separation Date Executive shall return any property of the Company in Executive’s possession including, but not limited to: identification cards, door access cards, keys, credit cards, telephones, computers, equipment, tools, software and all Company records and documents whether in hard copy or electronic form and Company’s customer documents.  Return of all Company property is a condition to payment of the Separation Payment.  Executive shall also reconcile all expense reports prior to the Separation Date.

11.           No Support for Claims Against Company.  Unless compelled by law provided in which case, Executive provides Company as promptly as possible with prior written notice of any such disclosure, Executive will not provide, directly or indirectly, any information, encouragement or assistance to any person or entity considering or pursuing a claim or lawsuit against the Company.

12.           No Admission of Wrongdoing.  Neither this Agreement nor the payment of any amounts hereunder shall be construed as an admission of liability or wrongdoing by the Company or by the Executive.

13.           Cooperation in Litigation, Investigations and Company Business.  Executive agrees to cooperate fully with the Company in its defense of or other participation in any administrative, judicial, arbitral, investigative or other proceeding arising from any charge, complaint or other action that has been or may be filed, or with respect to which the Company, its predecessors, parent company, subsidiaries and affiliated organizations, joint ventures, successors may be or become involved, relating to any matter that occurred during Executive’s employment with the Company.  Executive further agrees to reasonably assist the Company with respect to transition or questions regarding any business matters with which Executive was involved for the Company.  Company hereby agrees to indemnify Executive as provided in paragraph 15 of this Agreement.

14.           Representations and Revocation Right.

a.            Executive has been given a period of at least twenty-one (21) days in which to consider this Agreement.  Executive acknowledges that if Executive signed this Agreement before expiration of the twenty-one (21) days, Executive did so voluntarily and with the intention of waiving the remainder of such period.

b.            Executive is advised by Company to consult with an attorney.

c.            This Agreement shall not be effective or enforceable for a period of seven (7) days following the date of Executive’s signature below, during which time only, Executive may revoke this Agreement.  Any such revocation must be in writing, signed by Executive and delivered or mailed so as to arrive within such seven (7) days to Fred Green, Bodman LLP, 6th Floor at Ford Field, 1901 St. Antoine Street, Detroit, Michigan 48226.  If Executive revokes Executive’s acceptance of this Agreement, Executive shall not receive the Separation Payment.

15.           Indemnification of Executive.  Company agrees to continue to indemnify Executive for actions taken in the course of his employment with, or as a director for, Company to the fullest extent allowed by law and as generally provided to officers and directors of Company.  Executive shall continue to receive the benefit of D&O and EPL insurance to the extent in force during his employment.

16.           Miscellaneous.

a.            Executive relies wholly on Executive’s own judgment in consultation with Executive’s attorney or other advisor in executing this Agreement.  Executive has carefully read this Agreement in its entirety and signs as Executive’s free act.  Executive acknowledges that Executive has had a reasonable period of time in which to consider this Agreement.

b.            This five (5) page Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any prior or contemporaneous promises, agreements or representations between them as to such subject matter, including the Employment Agreement which shall be of no further force or effect, except as otherwise set forth in this Agreement.  This Agreement cannot be modified orally but only in a written document signed by Executive and an authorized representative of the Company.  Except as to applicable federal law which may preempt state law, this Agreement shall be governed by the laws of the State of Michigan.

c.           If any provision of this Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision shall be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it shall be severed from the Agreement.  In either event all remaining provisions of this Agreement shall remain in full force and effect.

d.           The prevailing party shall be entitled to recover its/his costs and attorney fees in any action for violation of this Agreement.

e.           The Agreement accurately sets forth the intent and understanding of each party.  This Agreement may be signed in counterparts which together shall be one Agreement.  Facsimile signatures are effective as originals.

Agreed to and signed below to be effective on the eighth (8th) day following the date of Executive’s signature below:

READ BEFORE SIGNING

7-28-09	/s/ Daniel Movens
Date	Daniel Movens

CARACO PHARMACEUTICAL LABORATORIES LIMITED

7-28-09	By: /s/ Jitendra N. Doshi
Date	Jitendra N. Doshi
Its: Chief Executive Officer